Exhibit 99.1

FOR RELEASE ON	For more information, contact:
FEBRUARY 7, 2013	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Jenny Highlander, APR
Corporate Communications
jhighlander@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2012 FOURTH QUARTER, FULL YEAR RESULTS,

2013 FINANCIAL GUIDANCE

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (Feb. 7, 2013) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the fourth quarter and full year of 2012 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $44.6 million, a 4 percent increase over the fourth quarter of 2011.

•	Achieved quarterly net income of $2.3 million, or $0.04 per fully diluted share

•	Achieved quarterly revenues of $5.8 million in the dental business, a 21 percent increase over the fourth quarter of 2011.

•	Achieved quarterly revenues of $10.3 million in the spine business, a 19 percent increase over the fourth quarter of 2011.

•	Achieved quarterly revenues of $7.4 million in the bone graft substitutes and general orthopedic (BGS/GO) business, a 6 percent increase over the fourth quarter of 2011.

2012 Full Year Highlights:

•	Achieved record annual revenues of $178.1 million, a 5 percent increase over 2011.

•

Achieved annual net income of $8.4 million, or $0.15 per fully diluted share. Excluding a pre-tax litigation settlement charge of $2.4 million, or $0.03 per fully diluted share, taken in the second quarter, the company achieved annual net income per fully diluted share of $0.18.

•	Achieved annual revenues of $54.6 million in the U.S. direct distribution organization, a 6 percent increase over 2011.

•	Achieved annual revenue growth in every business with the exception of the spine business.

•	Launched or released for distribution 18 new implants or implant enhancements, which accounted for more than $2 million of revenue for the year.

•	Achieved operating cash flow of $20.8 million.

Fourth Quarter 2012

Worldwide revenues of $44.6 million for the fourth quarter of 2012 increased 4 percent compared to the fourth quarter of 2011. Domestic revenues of $40.1 million for the fourth quarter of 2012 grew by 6 percent compared to the fourth quarter of 2011, primarily based on the strength of the dental, spine and BGS/GO businesses and were offset by weakness in the surgical specialties and sports medicine businesses. International revenues of $4.5 million for the fourth quarter of 2012 decreased 12 percent as compared to the fourth quarter of 2011. On a constant currency basis, international revenues decreased 9 percent as compared to the fourth quarter of 2011.

For the fourth quarter of 2012, the company reported net income of $2.3 million and net income per fully diluted share of $0.04, based on 56.3 million fully diluted shares outstanding, compared to net income of $2.4 million or $0.04 per fully diluted share for the fourth quarter of 2011, based on 55.7 million fully diluted shares outstanding.

“Revenues in the fourth quarter met expectations and were driven primarily by continued growth in our dental, spine and BGS/GO businesses,” said Brian K. Hutchison, president and chief executive officer of RTI. “Overall, we are pleased with our growth for the quarter, despite the unanticipated impact on direct distribution revenue due to customer reaction to the FDA warning letter in the U.S. that was received in October 2012. International revenues were negatively impacted by inaccuracies in European media coverage about the company and the tissue industry. We continue to work through these issues and will bring them to resolution.”

Full Year 2012

Worldwide revenues of $178.1 million for the full year of 2012 were up 5 percent compared to 2011. Domestic revenues of $156.8 million for the full year of 2012 were up 6 percent compared to 2011 primarily based on the strength of the dental, BGS/GO, and sports medicine businesses. International revenues of $21.3 million for the full year of 2012 increased 1 percent compared to 2011 primarily based on the strength of the sports medicine and BGS/GO businesses. On a constant currency basis, international revenues increased 8 percent for the full year of 2012 compared to 2011.

For the full year of 2012, the company reported net income of $8.4 million and net income per fully diluted share of $0.15, based on 56.1 million fully diluted shares outstanding, compared to a net income of $8.4 million and net income per fully diluted share of $0.15, based on 55.4 million fully diluted shares outstanding. Excluding a pre-tax litigation charge of $2.4 million, or $0.03 cents per fully diluted share, taken in the second quarter, net income per fully diluted share for the full year 2012 was $0.18.

Fiscal 2013 and First Quarter Outlook

The company expects full year revenues for 2013 to be between $178 million and $182 million. Full year net income per fully diluted share is expected to be in the range of $0.17 to $0.19, based on 56.7 million fully diluted shares outstanding. In 2013, the company will make investments in distribution, marketing and development activities to support the launch of its direct surgical specialties business and expand its presence in general orthopedics.

For the first quarter of 2013, the company expects revenues to be between $38 million and $39 million, and net income per fully diluted share to be approximately $0.02.

“Due to customer reaction to the FDA warning letter and inaccuracies in media coverage in 2012, we expect a weaker first half of the year. Following the anticipated closure of the warning letter, expansion of our direct distribution business and the launch of several new implants, we expect the second half of the year to be strong.” said Hutchison. “We also expect that the investments we are making in new products and direct distribution, combined with our active business development efforts, will accelerate our future revenue growth.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the fourth quarter and full year results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and animal tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. The BioCleanse® Tissue Sterilization Process, the Tutoplast® Tissue Sterilization Process and the Cancelle™ SP Demineralization Process have a combined record of more than four million implants distributed with zero incidence of implant-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Tissue distribution	$42,837	$41,342	$171,703	$162,855
Other revenues	1,770	1,589	6,410	6,461

Total revenues	44,607	42,931	178,113	169,316
Costs of processing and distribution	22,859	23,096	92,896	92,102

Gross profit	21,748	19,835	85,217	77,214

Expenses:
Marketing, general and administrative	15,209	13,817	58,376	55,576
Research and development	2,952	2,399	12,231	9,806
Litigation settlement	—	—	2,350	—
Asset abandonments	2	3	20	61

Total expenses	18,163	16,219	72,977	65,443

Operating income	3,585	3,616	12,240	11,771

Total other income (expense) - net	66	1	204	(167)

Income before income tax provision	3,651	3,617	12,444	11,604
Income tax provision	(1,380)	(1,247)	(4,042)	(3,226)

Net income	$2,271	$2,370	$8,402	$8,378

Net income per common share - basic	$0.04	$0.04	$0.15	$0.15

Net income per common share - diluted	$0.04	$0.04	$0.15	$0.15

Weighted average shares outstanding - basic	55,968,910	55,388,262	55,861,957	55,150,886

Weighted average shares outstanding - diluted	56,268,839	55,708,396	56,068,795	55,354,675

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Income and Net Income Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Twelve Months Ended
	December 31, 2012		December 31, 2011
		Amount		Amount
	Net	per Diluted	Net	per Diluted
	Income	Share	Income	Share

As reported	$8,402	$0.15	$8,378	$0.15
Litigation settlement charge, net of tax effect (1)	1,444	0.03	—	—

Adjusted	$9,846	$0.18	$8,378	$0.15

(1)	Litigation settlement charge, net of tax effect, as follows:

Litigation settlement charge	$2,350
Tax effect on litigation settlement charge	(906)

Litigation settlement charge, net of tax effect	$1,444

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non-GAAP financial measures that exclude certain amounts, including non-GAAP net income and non-GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the year ended December 31, 2012 as well as the reasons for excluding the individual item:

Litigation settlement – This adjustment represents a charge and relates to a litigation settlement of certain BTS related lawsuits. Management removes the amount of the litigation settlement charge from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the litigation settlement charge. The Company further believes that providing this information better enables RTI Biologic’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues from tissue distribution:
Sports medicine	$12,624	$13,241	$51,197	$48,122
Spine	10,334	8,662	38,866	39,722
Surgical specialties	6,761	7,745	30,897	30,328
Bone graft substitutes and general orthopedic	7,361	6,917	29,308	26,291
Dental	5,757	4,777	21,435	18,392
Other revenues	1,770	1,589	6,410	6,461

Total revenues	$44,607	$42,931	$178,113	$169,316

Domestic revenues	40,096	37,808	156,803	148,315
International revenues	4,511	5,123	21,310	21,001

Total revenues	$44,607	$42,931	$178,113	$169,316

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$49,696	$46,178
Accounts receivable - net	21,694	20,674
Inventories - net	76,509	76,598
Prepaid and other assets	18,673	16,231

Total current assets	166,572	159,681

Property, plant and equipment - net	49,644	44,532
Goodwill	2,062	—
Other assets - net	23,131	25,814

Total assets	$241,409	$230,027

Liabilities and Stockholders’ Equity
Accounts payable	$11,949	$11,141
Accrued expenses and other current liabilities	25,397	24,028
Current portion of long-term obligations	116	448

Total current liabilities	37,462	35,617

Deferred revenue	18,780	20,589
Long-term liabilities	1,175	1,402

Total liabilities	57,417	57,608
Stockholders’ equity:
Common stock and additional paid-in capital	414,504	411,741
Accumulated other comprehensive loss	(1,776)	(2,184)
Accumulated deficit	(228,736)	(237,138)

Total stockholders’ equity	183,992	172,419

Total liabilities and stockholders’ equity	$241,409	$230,027

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$2,271	$2,370	$8,402	$8,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,079	2,024	7,993	8,026
Stock-based compensation	504	479	2,078	1,973
Amortization of deferred revenue	(1,165)	(1,166)	(4,656)	(4,353)
Other items to reconcile to net cash provided by operating activities	(185)	1,646	6,986	13,743

Net cash provided by operating activities	3,504	5,353	20,803	27,767

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,245)	(3,862)	(11,089)	(6,345)
Patent and acquired intangible asset costs	(5,381)	(1,010)	(6,772)	(2,139)
Other investing activities	—	—	49	—

Net cash used in investing activities	(9,626)	(4,872)	(17,812)	(8,484)

Cash flows from financing activities:
Proceeds from exercise of common stock options	124	876	514	1,122
Payments on long-term obligations	(82)	(127)	(471)	(2,600)
Other financing activities	494	282	474	282

Net cash provided by (used in) financing activities	536	1,031	517	(1,196)

Effect of exchange rate changes on cash and cash equivalents	40	(34)	10	(121)

Net (decrease) increase in cash and cash equivalents	(5,546)	1,478	3,518	17,966
Cash and cash equivalents, beginning of period	55,242	44,700	46,178	28,212

Cash and cash equivalents, end of period	$49,696	$46,178	$49,696	$46,178